Exhibit 99.2

AMENDMENT NO. 1

TO THE

WOODWARD GOVERNOR COMPANY RETIREMENT SAVINGS PLAN

The Woodward Governor Company Retirement Savings Plan (As Amended and Restated Effective as of January 1, 2008) (the “Plan”) is hereby amended, effective as of January 1, 2010 (unless otherwise provided herein), as follows:

1. The phrase “Sections 401(a) and 4975(e)(7) of the Code” where it appears in the first sentence of the third paragraph of Article I of the Plan is hereby amended to read “Sections 401(a), 409 and 4975 of the Code”.

2. The last sentence of the third paragraph of Article I of the Plan is hereby amended to read as follows:

“The Company Stock Component is designed to be invested exclusively in “employer securities” within the meaning of Section 409(l) of the Code. Article IX of the Plan contains provisions that apply to the Company Stock Component.”

3. The second, third and fourth sentences of Section 1.3 of the Plan are hereby amended to read as follows:

“As further described in Section 9.1 of the Plan, the Company, acting as plan sponsor, has established the Company Stock Component and intends that the Company Stock Component be a permanent feature of the Plan. Subject to the provisions of the Plan (including, without limitation, Sections 9.1 and 15.5 of the Plan) regarding the Company Stock Component, the authority to control the investment policies under the Plan shall be vested in the Investment Committee described in Article XV. The Company shall be the “Plan Administrator” of the Plan, and shall have the rights, duties and obligations of an “administrator” as that term is defined in Section 3(16)(A) of ERISA and of a “plan administrator” as that term is defined in Section 414(g) of the Code. Each of the Committee and the Investment Committee shall have discretionary authority to make factual determinations and construe the Plan’s terms applicable to its duties and responsibilities under the Plan.”

4. Section 5.4 of the Plan is hereby renumbered as Section 5.5 of the Plan, and a new Section 5.4 is hereby added to the Plan, immediately before Section 5.5 thereof as renumbered hereby, to read as follows:

“Section 5.4. Company Stock Component Contributions. The Company shall contribute to the Company Stock Component the Company Stock Component Contributions described in Section 9.2 of the Plan.”

5. The heading of Article VIII of the Plan is hereby amended to read as follows:

“INVESTMENTS UNDER THE PLAN”.

6. Section 8.1 of the Plan is hereby amended to read as follows:

“Section 8.1 Investment Funds. Subject to the provisions of this Article VIII, a Participant shall have the right to direct the Trustees in the manner the Participant wishes to have his Accounts invested by directing that investments be made in such Investment Funds as are available under the Plan for investment by Participants or, in the case of amounts in a Participant’s Accounts that are attributable to Company Stock Component Contributions, in the Company Stock Component. Notwithstanding the foregoing, a Participant may not direct to the Company Stock Component the investment of amounts in his Accounts that are attributable to the Participant’s Company Matching Contributions, Deferral Contributions, Grandfathered Contributions, Roth Contributions or Rollover Contributions. However, a Participant may direct to the Company Stock Component the investment of amounts in his Account that are attributable to a prior transfer pursuant to Section 9.5 from the Company Stock Component. In addition, pursuant to Section 9.5, a Participant may direct that amounts in the Participant’s Account under the Company Stock Component be reinvested in any of the Investment Funds available under the Plan. Neither the Trustee, the Investment Committee, the Committee, the Company nor any of the directors, officers or employees of the Company are empowered to advise a Participant as to the manner in which his Accounts should be invested. The fact that a security is available to Participants for investment under the Member Investment Component, Profit Sharing Component or Company Stock Component shall not be construed as a recommendation for the purchase of that security, nor shall the selection by a Participant of any Investment Fund or the Company Stock Component with respect to amounts in the Participant’s Account that are attributable to a prior transfer pursuant to Section 9.5, nor the Participant’s decision to retain an investment in any Investment Fund or in the Company Stock Component, impose any liability on the Company, its directors, officers or employees, the Trustee, the Investment Committee or the Committee. All charges and expenses incurred in connection with the purchase and sale of investments for an Investment Fund or the Company Stock Component shall be charged to such Investment Fund or the Company Stock Component, as applicable. If a Participant fails to direct the Trustees in the manner the Participant wishes to have his Account invested with respect to Company Matching Contributions, Deferral Contributions, Roth Contributions,

Grandfathered Contributions and Rollover Contributions, such contributions shall be invested in a default investment alternative selected by the Investment Committee, which shall in all cases comply with the requirements of the applicable Department of Labor regulations.”

7. The last sentence of Section 8.2 of the Plan is hereby amended to read as follows:

“Such change shall be limited to the Investment Funds described in Section 8.1, or any other Investment Funds as the Trustee at the direction of the Investment Committee may from time to time permit.”

8. Section 9.1 of the Plan is hereby amended to read as follows:

“Section 9.1. Compliance with Code and ERISA. The Company Stock Component is intended to comply with the requirements applicable to employee stock ownership plans under Sections 401(a), 409 and 4975 of the Code and under Section 407(d)(6) of ERISA, and is hereby designated as an employee stock ownership plan. The Company, acting as plan sponsor, has established the Company Stock Component for the purpose of supporting employee ownership of Company Stock. The Company intends that the Company Stock Component shall be a permanent feature of the Plan and shall be invested exclusively in Company Stock (except for cash or cash equivalent investments determined by the Investment Committee to be required to facilitate Participant transactions into and out of the Company Stock Component), without regard to the diversification of assets, the risk profile of investments in Company Stock, the amount of income provided by Company Stock, fluctuations in the fair market value of Company Stock, or the investment return of the Company Stock Component in comparison to any other performance measure that might be appropriate to investment options other than the Company Stock Component, in view of the purpose of the Company Stock Component of supporting employee ownership. Only the Company, acting as plan sponsor, shall have authority to change the design of the Plan with respect to the Company Stock Component or alter the purpose of the Company Stock Component. Company Stock may be acquired by the Trustee through purchases on the open market, private purchases, purchases from the Company (including purchases from the Company of treasury shares or authorized but unissued shares), contributions in kind by the Company, or otherwise.”

9. Section 9.5 of the Plan is hereby amended to read as follows:

“Section 9.5. Transfer from the Company Stock Component. Notwithstanding any other provision of the Plan to the contrary but subject to Section 1.14, at any time (subject to Company Policy 2-16, “Trades of Woodward Stock,” as in effect from time to time), a Participant may transfer to the Member Investment Component of the Plan any or all of his balance in the Company Stock Component and may subsequently elect to reinvest the amount attributable to such transfer in the Company Stock Component pursuant to Section 8.1.”

10. Section 11.1(d) of the Plan is hereby awarded to read as follows:

“(d) No withdrawal may be made from the portion of a Participant’s Account held in the Company Stock Component or from his Grandfathered Contribution Account, except as otherwise specifically provided herein.”

11. The second sentence of Section 11.3(b) of the Plan is hereby amended to read as follows:

“No loan may be made from the portion of a Participant’s Account held in the Company Stock Component.”

12. Article XIII of the Plan is hereby amended to by substituting the phrase “Investment Committee” for the word “Committee” each instance such word appears therein.

13. The second sentence of Section 15.1 of the Plan is hereby amended to read as follows:

“The Investment Committee shall control the investment policy of the Plan (subject, in the case of the Company Stock Component, to Sections 9.1 and 15.5 of the Plan) and shall select the Investment Funds under the Plan as described in Section 8.1.”

14. The third sentence of Section 15.1 of the Plan is hereby amended to read as follows:

“The members of the Investment Committee shall serve for so long as it is mutually agreeable to them and to the Company, and no member of the Investment Committee who is an employee of the Company or Related Company shall receive compensation with respect to the member’s service as a member of the Investment Committee.”

15. Section 15.4 of the Plan is hereby amended by inserting the word “Investment” in front of the word “Fund” or “Funds” each instance such word appears therein.

16. A new Section 15.5 of the Plan is hereby added to the Plan, immediately after Section 15.4 thereof, to read as follows:

“Section 15.5. Authority of the Investment Committee with respect to the Company Stock Component. The Investment Committee shall be the sole “named fiduciary” within the meaning of Section 402(a)(2) of ERISA with respect to the Company Stock Component, with the limited authority set forth in this Section 15.5. The Investment Committee may communicate with Participants with respect to the Company Stock Component from time to time, and may instruct the Trustee regarding the Company Stock Component with respect to matters within the authority of the Investment Committee.

In exercising any authority with respect to the Company Stock Component, the Investment Committee shall take into account the purpose of the Company Stock Component and the Company’s intent with respect to the Company Stock Component and the other considerations relating thereto, all as set forth in Section 9.1, to the fullest extent permitted by ERISA. In that regard, it is the Company’s expectation that the Investment Committee will maintain the Company Stock Component on a permanent basis, and that the Company Stock Component will continue to be invested exclusively in Company Stock unless the Investment Committee determines that it is required by applicable law to disregard the terms of the Plan, such as in the case of the Company’s imminent collapse or other dire circumstance affecting the Company. Subject to and on the basis set forth in this paragraph, the Investment Committee shall at all times have the following powers with respect to the Company Stock Component:

(a) To restrict the reinvestment in the Company Stock Component of amounts previously transferred from the Company Stock Component to the Member Investment Component pursuant to Section 9.5;

(b) To restrict the contribution to the Company Stock Component of additional Company Stock by the Company or the investment of Company Stock Component Contributions that are made in cash to the Company Stock Component in additional Company Stock;

(c) To prohibit further investment in Company Stock and in connection with any such prohibition to sell or otherwise dispose of all of or a portion of the Company Stock held in the Company Stock Component; and

(d) To designate an alternative investment available under the Plan for the temporary investment of any proceeds from any sale or other disposition of Company Stock pending Participant directions to the Trustee with respect to the investment of such proceeds.”

17. A new Section 15.6 of the Plan is hereby added to the Plan, immediately after Section 15.5 thereof, to read as follows:

“Section 15.6 Indemnification of the Investment Committee. The Investment Committee and the individual members thereof shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Investment Committee or its members by reason of the performance of a Committee function if the Committee or such members did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.”

18. The definition of the term “Company Stock Component” in Article XVI of the Plan is hereby amended to read as follows:

“‘Company Stock Component’ means the Company Stock Component of the Plan, the purpose of which is to invest exclusively in Company Stock, subject to Article IX of the Plan. The Company intends that the Company Stock Component shall be a permanent feature of the Plan.”

19. The definition of the term “Investment Fund” in Article XVI of the Plan is hereby amended to read as follows:

“‘Investment Fund’ or “Investment Funds” means, collectively or singly as the context requires, the investment funds selected by the Investment Committee in accordance with Sections 8.1 and 15.1 of the Plan.”

20. Except as set forth herein, the Plan shall remain in full force and effect.

Executed this 21st day of April, 2010.

WOODWARD GOVERNOR COMPANY

By:	/s/ Thomas A. Gendron
Thomas A. Gendron
Chairman of the Board, Chief Executive
Officer and President